Exhibit 10.1

PURCHASE AGREEMENT

by and between

ST. LOUIS SURGICAL PROPERTIES, LC,

a Missouri limited liability company,

as Seller,

and

CARTER VALIDUS PROPERTIES, LLC,

a Delaware limited liability company

as Purchaser

Premises:	760 Office Parkway
Creve Coeur, Missouri 63141

Date:	December 22, 2011

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between ST. LOUIS SURGICAL PROPERTIES, LC, a Missouri limited liability company (“Seller”), whose principal place of business is located at 760 Office Parkway, Creve, Coeur, Missouri 63141, and CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date the last party to this Contract (including Title Company) signs this Contract.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) That certain tract of real property located in Creve Coeur, Missouri more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All of Seller’s interest, if any, in all improvements, structures and fixtures (excluding trade fixtures owned by any tenant), together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures) now constructed and completed on the Real Property (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest, if any, in the lease covering all or any portion of the Real Property and/or the Improvements (the “Lease”), any security deposits, prepaid rents and similar items attributable to periods after Closing, the portion of any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Real Property and/or the Improvements, and all of Seller’s right, title and interest in all parking agreements, if any, any intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the right, if any, to use of the trade name associated with the Improvements and any and all derivations of such name and the permits and approvals, if any, for the beds and surgery center to the extent assignable (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest any personal property owned by Seller situated on the Real Property and used in connection therewith or with the Improvements (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to EIGHT MILLION FOUR HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($8,470,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in cash or immediately available wire transfer funds.

Section 2.02 Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with First American Title Insurance Company, 1600 S. Brentwood Blvd., Suite 410, St. Louis, MO 63144, Attention: Amy Rubin (the “Title Company”). In the event that Purchaser does not terminate the Agreement during the Review Period, then within two (2) business days after the end of the Review Period Purchaser shall deposit with the Title Company an additional sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Additional Deposit”) and both the Initial Deposit and the Additional Deposit and all interest earned thereon shall be non-refundable to Purchaser and shall be paid to Seller if Purchaser does not close as required hereunder and such failure to close is an event of default by Purchaser. It is expressly understood that if Purchaser terminates this Contract and does not close as a result of a default by Seller under this Contract, in the event of a condemnation of casualty or in the event of a failure of a condition precedent as set forth in Section 9.05, then the Earnest Money Deposit is not non-refundable and shall be returned to Purchaser. As used herein, the term “Earnest Money Deposit” means the Initial Deposit and the Additional Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller has delivered to Purchaser a copy of Seller’s most recent survey of the Property. Purchaser, at Seller’s cost and expense up to a maximum amount of Three Thousand and 00/100 Dollars ($3,000.00), shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser. The metes and bounds description of the Real Property from Seller’s record title will be the description of the Real Property used in the Deed (as hereinafter defined); provided that upon request and Seller’s approval of Purchaser’s survey, Seller shall execute and deliver a quit claim deed with the metes and bounds legal description from Purchaser’s survey.

Section 3.02 Title Review Items. Purchaser shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03 Other Review Items. Seller has delivered to Purchaser a copy of the Lease. To the extent not previously delivered and only to the extent actually in Seller’s possession and control, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract.

Section 3.04 Inspection. Purchaser has the right, at all reasonable times with the consent of the tenant, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of tenants in possession and excluding medical records and other confidential areas), to interview tenants and to inspect and audit all of Seller’s books and records relating to the Property; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or the tenant’s operations or cause any damage to the Property. Seller hereby directs the manager of the Property to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and tenant interviews. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the date Seller delivers evidence to Purchaser that it has obtained consent and authority for this Contract until 5:00 p.m., Tampa, Florida time, on the thirtieth (30th) day following the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit and a Phase II Environmental Audit, Purchaser shall provide Seller with copies of all such due diligence materials which are not confidential or proprietary. Purchaser shall also have the right to interview the Seller’s user group at the Property.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder and the Earnest Money Deposit, less One Hundred and 00/100 Dollars ($100.00) which shall be paid to Seller as independent consideration for Purchaser’s rights hereunder, shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser terminates this Contract in accordance with this Article IV during the Review Period and requests in writing prior to the end of the Review Period that Title Company return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. After the Review Period Title Company may not release the Earnest Money Deposit to Purchaser without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed if Purchaser is entitled to it hereunder. Purchaser will promptly return to Seller any due diligence materials delivered by Seller and copies of all due diligence materials prepared by or for Purchaser.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any deeds of trust and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will convey fee simple title to the Real Property and the Improvements to Purchaser by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other monetary liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment); (ii) reflected on the Survey, as recertified or on any prior survey delivered to Purchaser during the Review Period; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants, as tenants only, under written leases delivered by Seller to Purchaser prior to the Closing.

Section 5.02 Owner Policy. At the Closing, Purchaser must be able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property subject only to the Permitted Exceptions, together with such endorsements as Purchaser has requested and Title Company has committed in writing to deliver through a pro forma policy a copy of which shall have been delivered to Seller during the Review Period.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company or, at Purchaser’s option, as a “mail-away closing” and will occur at 11:00 a.m. St. Louis, Missouri on the earlier of the date which is: (i) thirty (30) days following the expiration of the Review Period; or (ii) February 28, 2012; or (iii) such other date or time as the parties mutually approve (the “Closing Date”).

Section 6.02 Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof for all purposes.

(b) That quit claim bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(c) That certain assignment of lease (the “Lease Assignment”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(d) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(e) That certain tenant estoppel certificate (the “Tenant Estoppel Certificate”) in the form attached hereto as Exhibit F and made a part hereof for all purposes from all tenants (the “Required Estoppels”). The Tenant Estoppel Certificates, in order to be effective, must be dated no earlier than thirty (30) days prior to the Closing Date. The Tenant Estoppel Certificates must be joined in by any guarantor and be completed to reflect the terms of the applicable Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or other matters reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppel Certificates must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the tenants. Purchaser shall deliver any objections to the signed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such signed Tenant Estoppel Certificate shall be deemed approved and the receipt thereof shall no longer be an obligation, condition or contingency hereunder unless such Estoppel Certificate is older than thirty (30) days from Closing and, in that event, it shall be a condition precedent that Seller deliver such approved Tenant Estoppel Certificate dated no earlier than thirty (30) days from Closing. The parties shall use commercially reasonable efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificate no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver the Tenant Estoppel Certificate and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit.

(f) Original counterparts (to the extent available and in Seller’s actual possession) of the Lease, lease files (including all correspondence, applications and credit reports), operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(g) All landlord keys to the Property.

(h) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Seller, made to Purchaser and the Title Company and in a form reasonably acceptable to the Title Company and Seller, along with any other items reasonably required by the Title Company and reasonably approved by Seller.

(i) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

(j) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(k) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(l) The lease amendment, as more particularly described in Section 9.05.

(m) A certified updated rent roll listing the Tenant of the Property and its then current rent.

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) The Tenant Letter.

(b) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(c) The Lease Assignment.

Section 6.04 Management Transition. From and after the date hereof, Seller will provide Purchaser with copies of any current income and expense reports concerning the Property in Seller’s actual possession as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent, if any, to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property.

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property, if any) applicable to the Real Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading to the extent not paid for by the Tenant.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received on errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against any tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(b) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Property or otherwise actually collected by Seller, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Property and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

(c) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Property shall be apportioned between the parties as follows:

(i) All such expenses relating to leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to the Lease executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Lease and commission agreements delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(iii) Any such expenses relating to the Lease executed between the Effective Date and Closing shall be borne by Seller and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(d) Notwithstanding the foregoing, in the event that the Tenant under the Lease is responsible for paying any of the items which are to be prorated, then there shall only be a proration to the extent that the Tenant under such Lease does not pay for the same.

Section 7.03 Transaction Costs. Seller shall be responsible for (a) all attorneys fees and expenses, if any, of counsel to Seller; (b) the cost of the Owner’s Policy and any endorsements requested by Purchaser (including, but not limited to, extended coverage) up to a maximum of Six Thousand and 00/100 Dollars ($6,000.00); (c) one-half (1/2) of any escrow and other charges of the Title Company and recording fees; and (d) the cost of the current ALTA as-built survey and any changes requested by Purchaser to the survey up to a maximum of Three Thousand and 00/100 Dollars ($3,000.00). Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) one-half (1/2) of any escrow and other charges of the Title Company and (c) all costs of title insurance and endorsements over the amount Seller has agreed to pay, all costs of Purchaser’s due diligence and all costs of survey over the amount Seller has agreed to pay.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract, except for John Shuff with NAI/DESCO, whose address is 8235 Forsyth Boulevard, Suite 20, St. Louis, Missouri (“Shuff”) who shall be paid a commission by Purchaser pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract other than NAI/DESCO (excluding Shuff) who shall be paid a commission by Seller pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract in which event the Earnest Money Deposit and all interest earned thereon shall be delivered immediately to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If Seller defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller. If specific performance would not be an effective remedy as the result of Seller’s willful failure to close the transaction, or conveyance of all or any portion of the Property or executing a mortgage or deed of trust encumbering all or any portion of the Property which will not be released at Closing, Purchaser may, in lieu of specific performance (but not in lieu of the return of the Earnest Money Deposit), collect its damages from Seller.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser to the best of Seller’s knowledge and belief and except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Missouri and is authorized to conduct business in the State of Missouri. Purchaser understands that the person signing this Contract on behalf of Seller has not yet been duly authorized by Seller to sign this Contract or close hereunder. The person signing this Contract on behalf of Seller shall have no liability under this Contract. Purchaser agrees that Seller’s obligations hereunder shall be conditioned on obtaining valid consent and authority for this Contract, Closing hereunder and the execution of the documents required for Closing hereunder. If Seller is unable to obtain such authority and consent, Seller may terminate this Contract.

(b) Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, for the taking of the Property.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) Seller has delivered to Purchaser true and complete copies of the Lease. To Seller’s actual knowledge, no material default or breach exists on the part of any tenant under the Lease. To Seller’s actual knowledge, Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Lease to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under the Lease, nor, to Seller’s actual knowledge, does there exist any default or breach on the part of the landlord thereunder. Except as set forth in the Lease, no Lease grants any tenant any right to purchase all or any portion of the Property. To Seller’s knowledge and except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date. There are no pending contracts for the sale of all or any portion of the Property. Seller hereby discloses that the Lease is not guaranteed and Seller intends to amend the Lease by having a third amendment to lease fully executed before Closing.

(f) There are no Service Contracts or other written agreements for services, supplies or materials to which Seller is a party or is obligated which affect the use, operation or management of the Property and which shall bind the Property after Closing.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

Section 9.03 Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, and as its sole remedy, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and to pursue its remedies under Section 8.02 of this Contract; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.01 of this Contract. Notwithstanding the foregoing, in the event that the conditions change so that Seller’s representations contained in Section 9.01(b), (c), (d) or (g) are not accurate as a result of an event occurring after the Effective Date, then Seller can update this representation and Purchaser’s sole remedy as a result of such update is to terminate this Contract, in which event the Earnest Money Deposit shall be returned to Purchaser. In the event that Purchaser’s representations are inaccurate, then Seller shall have the right to terminate this Contract, in which event the Earnest Money Deposit, together with all accrued interest thereon, shall be paid to Seller as Seller’s sole remedy. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither Seller nor Purchaser has made any claim as to the breach of any such representation or warranty within one (1) year after the Closing Date, such representations and warranties will terminate and be of no further force and effect.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract affecting and binding on the Real Property (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate any existing lease without Purchaser’s consent; except that Seller shall enter into a third amendment to lease with the Tenant the substance of which is not materially different than the draft third amendment to lease delivered to Purchaser prior to the date hereof and which contains the items set forth in Section 9.05(f) without Purchaser’s consent.

(c) Seller agrees to notify Purchaser in the event that Seller becomes aware that the Tenant is not maintaining insurance and also agrees to promptly notify Purchaser in the event of an occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects.

(b) Seller has performed all of its material covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in material default.

(c) Seller has delivered all (i) Required Estoppels in compliance with Section 6.02(e).

(d) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the Lease (except for the third amendment to lease) or the other items delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(e) If all or any portion of the Improvements are vacant or are to be vacant as of the Closing, such portion of the Improvements must be in “broom clean” condition with all racking systems and other personal property and equipment designated by Purchaser removed on or before the Closing.

(f) Within five (5) days of the Effective Date, Seller shall deliver to Purchaser a form of a lease amendment. If Seller approves the form of the lease amendment, then Purchaser shall use its commercially reasonable efforts to obtain the execution of such lease amendment from the Tenant of the Property. In the event that the lease amendment is not fully executed and delivered to Purchaser within fifteen (15) days of the Effective Date, then Purchaser may terminate this Contract at any time prior to the delivery to Purchaser and, in that event, the Earnest Money Deposit shall be returned to Purchaser and this Contract shall be null and void with no further obligations between the parties except for those obligations which expressly survive termination. Notwithstanding any provision contained herein to the contrary, in the event that Seller does not deliver a lease amendment executed by the Tenant and Seller in a form reasonably acceptable to Seller and Purchaser by the end of the Review Period, then this Contract shall automatically terminate, the Earnest Money Deposit shall be returned to Purchaser and this Contract shall be null and void with no further obligations between the parties except for those obligations which specifically survive termination.

Notwithstanding the generality of the foregoing, Seller and Purchaser shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent or terminate this Contract. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate due to the failure of a condition precedent set forth in this Section 9.05 or as a result of the Seller’s default or as the result of a casualty or condemnation, the Earnest Money Deposit shall be immediately returned to Purchaser.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by electronic mail or by legible facsimile to Purchaser or Seller as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission if transmitted by facsimile or electronic mail, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	Carter Validus Properties, LLC,
a Delaware limited liability company
4211 W. Boy Scout Blvd.
Suite 500
Tampa, FL 33607
Attention: John E. Carter
Telephone: (813) 263-5312
Facsimile: (813) 287-0397
Email: jcarter@carterusa.com

With a copy to:	GrayRobinson, P.A.
201 North Franklin Street, Suite 2200
Tampa, Florida 33602
Attention: Stephen L. Kussner, Esquire
Telephone: (813) 273-5296
Facsimile: (813) 273-5145
Email: stephen.kussner@gray-robinson.com

If to Seller:	St. Louis Surgical Properties, LC
760 Office Parkway
Creve Coeur, Missouri 63141
Attention: John D. Hirsch, MD
Telephone: 314.378.9214
Email: jdhmd23@me.com

With a copy to:	Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, Missouri 63102
Attention: Donald G. Kennedy
Telephone: 314.241.9090
Facsimile: 314.241.6965
Email: dgk@greensfelder.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XI

RISK OF LOSS

Section 11.01 Damage. In the event of any material loss or damage to the Real Property due to a casualty event, either party may terminate this Contract by written notice to the other party and in such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. If neither party elects to terminate this Contract due to such damage or loss, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest, if any, to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property.

Section 11.02 Omitted.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement; Confidentiality. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality. Purchaser and Seller shall hold, and shall cause and use good faith efforts to cause their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the existing lease and sublease thereon, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing for six (6) months and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, owners, members, members of professional firms serving it or potential lenders, investors, consultants, owners, members, and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By Seller’s execution of this Contract, Seller hereby confirms its agreement to indemnify, defend and hold Purchaser free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of Seller’s breach of this Section.

Section 12.11 SEC S-X 3-14 Audit. Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Contract to a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission (“SEC”) required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Property and/or the tenant and subtenant. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to, and shall, provide Purchaser and the Registered Company with financial information regarding the Property and/or the tenant for the years requested by Purchaser (not including any years prior to 2011 or after 2012), the Registered Company, and/or Purchaser’s or the Registered Company’s auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property and/or the Tenant not previously delivered to Purchaser (“SEC Filing Information”). Seller shall deliver the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Review Period, and Seller agrees to cooperate with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to Closing in form and substance requested by Purchaser’s or the Registered Company’s auditors (“SEC Filings Letter”). Notwithstanding any provision contained in this Section to the contrary, Seller shall not be required to produce or provide any information not already in Seller’s possession unless Purchaser reimburses Seller for the reasonable out-of-pocket cost of providing such information. A sample SEC Filings Letter is attached to the Contract as Exhibit J; however, Purchaser’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller’s obligations under this Section 12.11 shall survive the Closing for one (1) year and not be merged therein.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

WITNESSES:		PURCHASER:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

		By:	/s/ John E. Carter
/s/ Elizabeth Fay		Print Name:	John E. Carter
Print Name:	Elizabeth Fay	Title:	Manager

/s/ Lisa Collado
Print Name:	Lisa Collado

SELLER:

ST. LOUIS SURGICAL PROPERTIES, LC, a Missouri limited liability company

		By:	/s/ Jeffrey Zuke
		Print Name:	Jeffrey Zuke
		Title:	Chairman, Board of Managers

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser. The Title Company acknowledges that any demand made by Purchaser for the return of the Earnest Money Deposit received on or before the last day of the Review Period need not be joined in by Seller in order to be effective.

Date: December 22, 2011.	First American

	By:	/s/ Amy S. Rubin
	Name:	Amy S. Rubin
	Title:	VP, Senior Counsel

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

{the following need only be delivered to Purchaser to the extent actually in Seller’s possession and not already delivered to Purchaser}

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – All leases, lease addendum, lease amendments, subleases, commencement verification letters, and any other letter agreements related thereto.

3.	Recent Leasing Activity – Copies of any and all proposals or letters of intent submitted to or received from existing or prospective tenants within the past six months.

4.	Tenant Financial Statements, if any

OPERATING INFORMATION

5.	Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

6.	Operating Budget – Current year’s operating and capital budget(s).

7.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Buyer at closing.

8.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

9.	Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils, Engineering, Structural, Seismographic, Geotechnical, Mechanical, Roof, Environmental, Fire/Life/Safety, Air Quality Investigations; and ADA reports.

10.	Survey – Most recent property survey.

11.	Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

12.	Active T.I. Plans – Comprehensive set of plans, specifications, construction contracts, and agreements for all tenant improvement or other construction projects currently underway or committed to at the Property.

13.	Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

14.	Operating Permits, Licenses & Certifications – Copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

15.	Elevator & HVAC Maintenance Logs – Two (2) years historical periodic Elevator & HVAC maintenance reports, including comprehensive inventory of all mechanical systems units stating manufacturer, make/model, capacity, age, condition, and estimated remaining useful life.

16.	Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

17.	Personal Property – Inventory of personal property to be transferred to Buyer.

18.	All zoning and land use information.

19.	All tenant and market analysis, appraisals, tax returns for Seller and the guarantor of the Lease.

MISCELLANEOUS OTHER INFORMATION

20.	Title – All Title Reports (including copies of all documents noted as exceptions to title coverage), title policies and title commitments.

21.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

22.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

23.	Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

SHEDULE 9.01

FORM OF THIRD AMENDMENT TO LEASE

EXHIBIT A

LEGAL DESCRIPTION

LOT 1 OF THE RESUBDIVISION OF ADJUSTED LOT B1 OF THE BOUNDARY ADJUSTMENT PLAT OF PART OF SECTION B OF CREVE COEUR EXECUTIVE OFFICE PARK ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 349 PAGE 517 OF THE ST. LOUIS COUNTY RECORDS.

EXHIBIT B

Space Above for Recorder’s Use Only

DOCUMENT COVER SHEET

TITLE OF DOCUMENT:	Special Warranty Deed

DATE OF DOCUMENT:	, 20__

GRANTOR:

Mailing Address:

GRANTEE:

Mailing Address:

LEGAL DESCRIPTION:	See Exhibit A attached hereto.

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo 2008 of the Missouri Recording Act. The information provided on this cover page shall not be construed as either modifying or supplementing the substantive provisions of the attached Special Warranty Deed. In the event of a conflict between the provisions of the attached Special Warranty Deed and the provisions of this cover page, the attached Special Warranty Deed shall prevail and control.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the             day of             , 2012 by             , a             (“Grantor”), whose mailing address is             ,             ,             ,             , to             , a             (“Grantee”), whose taxpayer identification number is and whose mailing address is             . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby bargain and sell, convey and confirm to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in St. Louis County, Missouri (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART

HEREOF

TOGETHER WITH all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is subject to those matters set forth on Exhibit “B” attached hereto and made a part hereof and all other matters of record, current taxes not yet due and payable and all laws.

TO HAVE and to hold the same in fee simple forever.

GRANTOR will warrant and defend title to such Property unto Grantee and Grantee’s successors and assigns forever, against the lawful claims of all persons claiming by, through, or under Grantor, but none other.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

______________________________, a _____________________

By:
Print Name:
Title:

[NOTE: INSERT NOTARY BLOCK]

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

EXHIBIT C

QUIT CLAIM BILL OF SALE

THE STATE OF §

§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF §

That concurrently with the execution and delivery hereof, ST. LOUIS SURGICAL PROPERTIES, LC, a Missouri limited liability company (“Grantor”), is conveying to CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Grantee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated             , 2011, by and between Grantor and             with respect to the conveyance of the Property.

It is the desire of Grantor hereby to assign, transfer and convey to Grantee (without any warranty whatsoever, except that Grantor warrants that it has not previously conveyed the Personal Property to any third party nor has Seller created any liens on such Personal Property), any interest of Grantor in and to the personal property owned by Grantor and located on the Real Property at the time this Bill of Sale is executed.

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Grantee to Grantor, the receipt and sufficiency of which are hereby acknowledged and confessed by Grantor, Grantor does hereby remise and quit claim to Grantee, its successors, legal representatives and assigns any interest of Grantor in and to the personal property owned by Grantor, if any, and located on the Property as of the execution hereof (without any warranty whatsoever, except that Grantor warrants that it has not previously conveyed the Personal Property to any third party nor has Seller created any liens on such Personal Property); Grantee acknowledging that Grantor knows of no personal property owned by Grantor so located on the Property and that trade fixture and personal property owned by any tenant on the Property are not included in this transfer.

IN WITNESS WHEREOF, Grantor has executed this instrument as of (but not necessarily on this             day of             , 2012.

C-1

WITNESSES:	GRANTOR:

ST. LOUIS SURGICAL PROPERTIES, LC, a Missouri limited liability company

By:
Print Name:	Print Name:
Title:
Print Name:

GRANTEE:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

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EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASE

THE STATE OF §

§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF §

THAT, ST. LOUIS SURGICAL PROPERTIES, LC, a Missouri limited liability company (“Assignor”) hereby transfers, assigns and sets over unto CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Assignee”), the lease (the “Lease”) with tenant demising space in the premises (the “Premises”) described in Exhibit A attached hereto and made a part hereof for all purposes and Assignee hereby assumes the obligations of landlord under the Lease arising after the date hereof.

TO HAVE AND TO HOLD the Lease, together with any and all security deposits, prepaid rents, rights and appurtenances thereto in anywise belonging to Assignor unto Assignee, its successors, legal representatives and assigns FOREVER, and Assignor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the ownership of the landlord’s interest in the Lease unto Assignee, its successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.

Assignor indemnifies and agrees to hold Assignee harmless from and against any loss, cost, damage or expense incurred by Assignee and arising from or in connection with any liabilities or obligations of the landlord under the Lease accrued and attributable to the period prior to the date hereof and Assignor shall be solely liable for such liabilities and obligations.

Assignee, by its acceptance hereof, agrees to assume and indemnify and hold Assignor harmless from and against all liabilities and obligations of the landlord under the Lease (including specifically, without limitation, the liabilities and obligations of the landlord under the Lease with respect to security deposits, the receipt of which Assignee acknowledges was made by credit to Assignee to the extent shown on the closing statement for Assignee’s acquisition of the Premises) to the extent same arise or are otherwise attributable to the period from and after the date hereof, but not otherwise; provided, however, (a) Assignee shall have no liability to indemnify and hold Assignor harmless from and against any liability or obligation arising under the Lease only prior to the date hereof even though same may be subject to a claim brought after the date hereof; and (b) Assignee shall have no liability for the payment of any tenant finish costs or leasing commissions attributable to the Lease (including any commissions payable in connection with any renewal or expansion thereof) except as and to the extent expressly set forth on Exhibit C attached hereto and made a part hereof for all purposes, but not otherwise.

D-1

Assignee indemnifies and agrees to hold Assignor harmless from and against any loss, cost, damage or expense arising from or in connection with any liabilities or obligations of the landlord under the Lease accrued and attributable to the period on or after the date hereof and Assignee shall be solely liable for such liabilities and obligations.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on) this             day of             , 2012.

ASSIGNOR:

ST. LOUIS SURGICAL PROPERTIES, LLC, a Missouri limited liability company

By:
Print Name:
Title:

ASSIGNEE:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:
Name:
Title:

D-2

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF §

§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF §

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform             (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by              “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this             day of                 , 2012.

TRANSFEROR:

________________________, a _____________________

By:
Name:
Title:

E-1

SWORN TO AND SUBSCRIBED BEFORE ME this             day of             , 2011.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

E-2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

Attention:

Re: Lease dated                     , between                              or its predecessor in interest (“Landlord”) and                                  (“Tenant”) for Suite              (the “Premises”) located at                                  (the “Property”)

Ladies and Gentlemen:

The undersigned, the Tenant under the referenced Lease, hereby certifies and confirms to and agrees with                             ,                              [IF KNOWN, INSERT NAME OF ULTIMATE PURCHASING ENTITY], and their successors and assigns (collectively, “Buyer”), any lender of Buyer, and such lender’s successors and assigns (collectively, “Lenders”) and Landlord as follows:

1. A true, correct and complete copy of the lease Tenant has entered into and all amendments to the lease and all other agreements modifying or supplementing the lease are attached hereto as Exhibit 1 and incorporated herein by reference (collectively, the “Lease”). The Lease is the sole agreement between Landlord and Tenant relating in any way to the Premises and the Property, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises or the Property.

2. The term of the Lease commenced on             ,             , and shall expire on                         ,             . Tenant has no right to terminate the Lease prior to its stated expiration other than as allowed under the Lease and/or, by law.

3. The current fixed monthly rent under the Lease is $            , and Tenant has paid rent under the Lease through and including             , 200_. The Lease provides for Tenant to pay all operating expenses, real estate taxes, insurance premiums, and all costs of utilities for the Premises except as set forth in the Lease.

4. The amount of the security deposit being held by Landlord is $0.00.

5. The number of square feet included with the Premises is approximately                                 .

6. No monetary obligations of Tenant under the Lease, including, without limitation, rent have been prepaid, except as follows:                                                  .

7. The Landlord has fulfilled all of its obligations under the Lease to date, including without limitation (i) completion of the improvements and the space required to be completed by Landlord to date according to the Lease in accordance with the plans and specifications therefore approved by Tenant and (ii) all Tenant finish and other construction costs or allowances payable by Landlord have been paid and no such costs are payable hereafter under the Lease. As of the date of this certificate, Tenant has no knowledge of any violations of any exclusive use, co-tenancy, parking ratio or similar restrictions set forth in the Lease.

8. There are no existing defenses which Tenant currently has against enforcement of the Lease by Landlord. Tenant has not advanced any funds by or on behalf of Landlord, and Tenant is not currently entitled to any credit, offset or reduction in rent. There exists no default under the Lease. Tenant has not given Landlord notice of its intention to vacate the Premises prior to the end of the term of the Lease and no controversy or dispute exists between Landlord and Tenant. Tenant’s interest under the Lease has not been assigned, by operation of law or otherwise, and no sublease, concession agreement or license covering the Premises or any portion thereof has been entered into by Tenant, except as follows:                                              .

9. Tenant is actually using the Premises for the following purposes:                                                                  .

10. Landlord has not granted to Tenant any free rent periods or tenant improvement contributions under the Lease, and Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease, except:                                                  .

11. Tenant has no options to expand, or extend the term of the Lease, or an option or preferred right or right of first refusal to purchase any portion of the Property except as set forth in the Lease.

12. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

13. The Tenant hereby certifies that the person signing this estoppel certificate has knowledge of the matters stated herein and has the authority to execute this estoppel certificate on behalf of Tenant.

14. Tenant acknowledges that, if Buyer or its assigns acquire the Premises, the landlord’s interest in the Lease will be assigned to Lenders, as security for a mortgage loan to be made by Lenders, encumbering the Premises, and confirms that said assignment does not constitute a default under the Lease. Tenant hereby agrees that the subordination and attornment provisions of the Lease shall apply for the benefit of Lenders, and their respective successors and assigns, with respect to any mortgage loan, and all extensions, renewals, increases and modifications thereof.

The undersigned understands that Buyer or its assigns is acquiring the Premises and Lenders, will make a mortgage loan secured by the Premises, each in reliance upon the certifications and agreements set forth herein, and agrees that Buyer, Lenders, and their respective successors and assigns may rely upon the certifications and agreements for that purpose. The undersigned agrees that Lenders, may assign this estoppel and any of Lender’s rights hereunder to any assignee of Lender’s note and mortgage or to any purchaser of the Premises at a foreclosure sale or to any purchaser of the Premises from such Lender.

IN WITNESS WHEREOF, the undersigned Tenant has executed and delivered this Estoppel Certificate as of the             day of             , 2011.

By:
Print Name:
Title:

EXHIBIT G

TENANT NOTIFICATION LETTER

            , 2011

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                     (“Purchaser”) has purchased the captioned property (the “Property”) from                     (“Seller”).

2. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

3. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

G-1

PURCHASER:

,a

By:
Print Name:
Title:

SELLER:

,a

By:
Print Name:
Title:

G-2

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

H-1

EXHIBIT I

Omitted

J-1

EXHIBIT J

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [], located at [] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[ ] of the Property on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. We confirm that we are responsible for the following:

a. The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

b. The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i. The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

ii. We have made available to you all financial records and related data.

iii. We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv. We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi. Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii. No events have occurred subsequent to December 31, 20[ ] that require consideration as adjustments to or disclosures in the financial statements.

J-2